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Exhibit 3.23

BYLAWS
OF
TCBY PREPARATION, INC.

ARTICLE I
SHAREHOLDERS MEETINGS

        1.1   Annual Meeting. An annual meeting of the shareholders of TCBY Preparation, Inc. (the "Corporation") shall be held each year on the date, at the time, and at the place, fixed by the Board of Directors. The annual meeting shall be held for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

        1.2   Special Meetings. Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chief Executive Officer or the Board of Directors and shall be called by the Chief Executive Officer at the request of the holder(s) of not less than one-tenth (1/10) of all outstanding votes of the Corporation entitled to be cast on any issue at the meeting.

        1.3   Place of Meetings. Meetings of the shareholders shall be held at any place in or out of Utah designated by the Board of Directors.

        1.4   Meeting by Telephone Conference. Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communications by which all shareholders participating may simultaneously hear each other during the meeting.

ARTICLE II
BOARD OF DIRECTORS

        2.1   Number and Term. The number of directors of the Corporation shall be not less than three (3) (unless the number of shareholders entitled to vote for the directors of the Corporation is less than three (3), then the number of directors may be equal to or greater than the number of such shareholders) nor more than nine (9). The number of directors may be fixed or changed within the range specified in this Section 2.1 by the shareholders or the Board of Directors.

        2.2   Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders.

        2.3   Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer or any two directors. The person or persons calling a special meeting of the Board of Directors may fix any place in or out of Utah as the place for holding the special meeting of the Board of Directors.

        2.4   Notice. Unless the Articles of Incorporation provide for a longer or shorter period, special meetings of the Board of Directors must be preceded by at least 24 hours notice prior to the meeting of the date, time, and place of the meeting. Notice may be communicated in person, by telephone, by any form of electronic communication, or by mail or private carrier. At the written request of any director, notice of any special meeting of the Board of Directors shall be given to such director by facsimile or telex, as the case may be, at the number designated in writing by such director from time to time.

ARTICLE III
OFFICERS

        3.1   Appointment. The Board of Directors shall appoint a Chief Executive Officer and a Secretary. The Board of Directors may appoint any other officers, assistant officers and agents. Any two or more offices may be held by the same person.

        3.2   Term. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

        3.3   Removal. Any officer or agent appointed by the Board of Directors or the Chief Executive Officer may be removed by the Board of Directors at any time with or without cause.

        3.4   Chief Executive Officer. Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The Chief Executive Officer shall have any other duties and responsibilities prescribed by the Board of Directors. Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

        3.5   Secretary. The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any other duties prescribed by the Board of Directors or the Chief Executive Officer.

ARTICLE IV
ISSUANCE OF SHARES

        4.1   Adequacy of Consideration. The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

        4.2   Certificates for Shares. If so determined by the Board of Directors, every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by two officers of the Corporation certifying the number of shares owned by him or her in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

ARTICLE V
AMENDMENTS

        The Corporation's Board of Directors may amend these Bylaws, except to the extent that the Articles of Incorporation, these Bylaws, or the Utah Revised Business Corporation Act reserve this power exclusively to the shareholders in whole or in part. The Corporation's shareholders may amend or repeal the Corporation's Bylaws even though the Bylaws may also be amended or repealed by the Corporation's Board of Directors.

                      Adopted: March 15, 2004

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BYLAWS OF TCBY PREPARATION, INC.